Exhibit 99.1

NEWS RELEASE

Company Contacts:	John Kispert
Chief Financial Officer
(408) 875-6224
john.kispert@kla-tencor.com

Cary Halsted (Investment Community)
Vice President, Investor Relations
(408) 875-4094
cary.halsted@kla-tencor.com

Uma Subramaniam (Media)
Director, Corporate Communications
(408) 875-5473
uma.subramaniam@kla-tencor.com

FOR IMMEDIATE RELEASE

KLA-TENCOR INITIATES QUARTERLY CASH DIVIDEND AND

DOUBLES STOCK REPURCHASE COMMITMENT

SAN JOSE, Calif., Feb. 14, 2005 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that its board of directors has authorized a quarterly cash dividend of $0.12 per share, and the first dividend will be payable on June 1, 2005 to shareholders of record on May 2, 2005. In addition, the board has also authorized the repurchase of an additional 10 million shares of common stock under the company’s ongoing stock repurchase program.

“KLA-Tencor is committed to delivering value to our shareholders by investing in strong growth opportunities to increase our profitability and then returning the resulting excess cash to them,” said Ken Schroeder, president and chief executive officer of KLA-Tencor. “We have a responsibility to our shareholders to focus on attractive growth opportunities and invest their money wisely in enhancing our technology leadership. Our ability to allocate capital efficiently and strategically has resulted in KLA-Tencor realizing profitability and generating cash flow throughout all stages of the industry cycle, leading to a current cash balance of $1.9 billion. As a result, we are now positioned to fund the expansion and enhancement of existing product lines, pursue other growth opportunities and also return a significant amount of cash to our shareholders.”

The initiation of a quarterly dividend and increase in the stock repurchase commitment represent additional steps in KLA-Tencor’s ongoing commitment to return excess cash to its shareholders. Over the last seven years, the company has used cash to repurchase approximately 17 million shares of its stock at a cost of approximately $600 million.

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KLA-TENCOR ANNOUNCES STEPS TO INCREASE SHAREHOLDER VALUE	Page 2 of 2

Forward Looking Statements: Statements in this press release regarding the company’s initiation of a quarterly dividend, the continuation of the company’s stock repurchase program, expectation as to returning cash to its shareholders and the company’s plans regarding its product lines and growth opportunities are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Specific forward-looking statements relate to our anticipated quarterly dividend, the continuation of our stock repurchase program and funding of investment in our product lines and business. There can be no assurance that future dividends will be declared. The actual declaration of future dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors of KLA-Tencor. In addition, there can be no assurances that the company will continue its stock repurchase program . The Board of Directors of KLA-Tencor may terminate or suspend the repurchase program at any time or from time to time, without prior notice.

The forward-looking statements in this press release involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions. In particular, our declaration of future dividends is subject to various risks, including: deterioration of our financial condition, inability to declare a dividend in compliance with applicable laws, and the business judgment of the Board of Directors that a declaration of a dividend is not in the company’s best interests. For a description of other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements.

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor was named one of the Best Managed Companies in America for 2005 by Forbes Magazine and is the only company in the semiconductor industry to receive the accolade for this year. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com

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